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                                                       [LOGO OF LIBERTY DIGITAL]

                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE
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             LIBERTY DIGITAL, SONY PICTURES ENTERTAINMENT TEAM UP
           TO CREATE TELEVISION'S FIRST 24-HOUR INTERACTIVE NETWORK

       Liberty Digital to Acquire 50% Stake in Sony's Game Show Network

             Game Show Network to Become the World's First 24-Hour
                       Game-Based Interactive TV Network

LOS ANGELES, August 21, 2000--Liberty Digital, Inc. (Nasdaq: LDIG) and Sony Pictures Entertainment (SPE) announced today that they are teaming up to turn SPE's Game Show Network (GSN) into the first `round-the-clock', fully interactive, game-based television network.

Liberty Digital, a leading player in emerging interactive television, will acquire a 50% stake in Game Show Network for $225 million in cash and $50 million in Liberty Digital stock. The transaction is subject to execution of definitive agreements, as well as other customary conditions to closing and is anticipated to close in the fourth quarter of 2000. Both companies intend to work to strengthen GSN and position it as the premier TV programming service dedicated exclusively to games, game playing and game shows 24-hours a day.

Partnering with Liberty Digital underscores SPE's commitment to develop new
digital services for the broadband entertainment era.   Since its creation in
December 1994, GSN has aggressively sought to apply new technology to the inherent desire of TV viewers to "play along" with game shows. Offering its audience a wide variety of original programming, GSN currently airs more hours of interactive game play than any other television or cable network.

"Games represent one of the great potential applications of the digital set-top box, and it has always been one of the primary categories in which we intended to focus our interactive television initiatives," said Lee Masters, president and CEO of Liberty Digital. "Sony Pictures Entertainment's sheer breadth and depth in film, television, new media and content creation make them the ideal partner for us. Additionally, Sony Pictures Entertainment and our majority shareholder Liberty Media Corporation have had a history of great partnerships together, including Telemundo and a film output deal with STARZ! Encore. We are excited to be embarking with them on this new enterprise."
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Liberty Digital, Sony Pictures Entertainment Team Up                  Page 2
To Create Television's First 24-Hour Interactive Network


"We are thrilled to be working on this important project with Liberty Digital, a pioneering influence in interactive television," said Len Grossi, president of SPE's Columbia TriStar Television division, which oversees GSN. "At SPE, we are assembling a powerful array of interactive game and content assets which include Game Show Network and the top syndicated game shows in the world, Wheel of Fortune and Jeopardy!. We anticipate exploring other opportunities with the Liberty family."

"Substantial subscriber growth and increased consumer marketing have helped Game Show Network make a definitive impact on cable operators, customers and advertisers," said Michael Fleming, president of SPE's Game Show Network. "We have grown an unprecedented 9.9 million households in the past year, reaching over 29 million subscribers via cable and satellite. With Sony Pictures Entertainment's continued support and Liberty Digital's experience, we will bolster Game Show Network's leadership in interactive entertainment."

Liberty Digital President and CEO Lee Masters will be hosting a conference call with SPE's President of Columbia TriStar Television division Len Grossi at 10:00 A.M. EST. The dial-in number for the conference call is 212-896-6040.

About Game Show Network
-----------------------
Game Show Network, a Sony Pictures Entertainment company, is the premier programming service exclusively dedicated to the exciting world of games, game playing and game shows. Each day, the Game Show Network offers a wide array of programming including game show favorites from its diverse library and new interactive game shows where viewers can become contestants in their own homes. Game Show Network can be found on the World Wide Web at http://www.gameshownetwork.com.
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About Sony Pictures Entertainment
---------------------------------
Sony Pictures Entertainment (SPE) is a division of Sony Corporation of America
(SCA), a subsidiary of Tokyo-based Sony Corporation. SPE's global operations encompass motion picture production and distribution, television production and distribution and domestic and international syndication, worldwide channel investments, home video acquisition and distribution, operation of studio facilities, development and new entertainment products, services and technologies and distribution of filmed entertainment in 67 countries. Sony Pictures Entertainment can be found on the World Wide Web http://www.spe.sony.com.
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About Liberty Digital, Inc.
---------------------------
Liberty Digital, Inc. is a diversified new media company with investments in e-commerce, Internet content and interactive television businesses. Liberty Digital's Series A common stock is traded on the NASDAQ National Market under the symbol LDIG.
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Liberty Digital, Sony Pictures Entertainment Team Up                  Page 3
To Create Television's First 24-Hour Interactive Network


This press release contains forward-looking statements which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends," "believes" and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the execution of definitive documentation relating to the acquisition, the closing of the transaction, the timely development and market acceptance of GSN's interactive programming and other factors. These statements are also based upon a number of assumptions and estimates which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the parties, and reflect future business decisions which are subject to change.
Some of these assumptions may not materialize, and unanticipated events will occur which can affect GSN's results. The parties undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.



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Contacts for Liberty Digital, Inc.:      Contact for Game Show Network:
Jeff Majtyka (majtyka@braincomm.com)     Carrie Gerlach (310) 244-8897
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Ryan Barr (barr@braincomm.com)           (Carrie Gerlach@SPE.Sony.com)
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Brainerd Communications, Inc. (212) 986-6667